Issuer Free Writing Prospectus

Filed pursuant to Rule 433

Registration No. 333-213738

Aytu BioScience Corporate Overview | October 2016

Safe Harbor Statement This presentation includes forward - looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. All statements other than statements of historical facts contained in this presentation, including statements regarding our anticipated future clinical and regulatory events, future financial position, business strategy and plans and objectives of management for future operations, are forward - looking statements. Forward looking statements are generally written in the future tense and/or are preceded by words such as “may,” “will,” “should,” “forecast,” “could,” “expect,” “suggest,” “believe,” “estimate,” “continue,” “anticipate,” “intend,” “plan,” or similar words, or the negatives of such terms or other variations on such terms or comparable terminology. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: risks relating to gaining market acceptance of our products; obtaining reimbursement by third - party payors ; the potential future commercialization of our product candidates; the anticipated start dates, durations and completion dates, as well as the potential future results of our ongoing and future clinical trials; the anticipated designs of our future clinical trials; the timing, costs and results of our future regulatory submissions and events; our anticipated future cash position; and future events under our current and potential future collaborations. We also refer you to the risks described in “Risk Factors” in Part I, Item 1A of Aytu BioScience , Inc.’s Annual Report on Form 10 - K and in the other reports and documents we file with the Securities and Exchange Commission from time to time. 2

Offering Summary 3 Aytu BioScience , Inc. Expected Offering Up to approximately $12,500,000 of common stock and warrants (100% Primary) Listing OTCQX : A YTU & AYTUW We intend to list our common stock and warrants on the NYSE MKT under the symbols “AYTU” and “AYTUW”, respectively, once we meet NYSE listing standards by raising $8,500,000 and achieving a $3.00 per share price, which we expect to do via a reverse split once approved by our stockholders in November.* Over - allotment 15% (100% Primary) Use of Proceeds Upfront payment for exclusive license to Natesto, further commercialization of Natesto, ProstaScint and Primsol , funding of remaining clinical development of MiOXSYS to enable FDA clearance, acquisition of complementary urology assets, and working capital for general corporate and administrative purposes Joint Book - Runners Joseph Gunnar & Company and Feltl and Company Lead Manager Fordham Financial Management * The company filed a notification to shareholders on October 5, 2016 and will hold a shareholder meeting on November 15, 2016 during which meeting the shareholders are expected to approve an amendment to our Certificate of Incorporation to effect a reverse stock split at a ratio of any whole number between 1 - for - 2 and 1 - for - 4, as determined by our board of directors, at any time after November 15, 2016 and before November 15, 2017.

Company Description • Specialty Pharmaceutical Company, Focused on Urology – Hypogonadism, prostate cancer, male infertility, & urinary tract infections • Experienced, entrepreneurial management team with proven success in launching and growing specialty pharmaceutical companies – Founding management team grew Arbor Pharmaceuticals from inception to over $127MM in net revenue in five years; • Complimentary Urology Products and Pipeline – Natesto ® (testosterone), FDA - approved, Only nasally administered testosterone for treatment of hypogonadism (“Low T”) – ProstaScint ® ( capromab pendetide ), FDA - approved, the only radioimaging agent indicated to detect prostate specific membrane antigen (PSMA) in the assessment and staging of prostate cancer – MiOXSYS ™ System, CE Marked, conducting FDA 510(k) clinical trial, a novel point - of - care semen analysis system with the potential to become a standard of care in the diagnosis and management of male infertility – Primsol ® (trimethoprim hydrochloride), FDA - approved, the only trimethoprim - only oral solution for urinary tract infections • Active Business Development for Additional Urology Assets – Expanding Portfolio of Revenue - Generating Urology Products • Large Addressable Markets with IP - Protected Assets • Established Urology - Focused Commercial Infrastructure 4

AYTU History 5 Jan 2016 spinout from Ampio Pharma (AMPE) Acquired U.S. rights to Natesto® - launching into $2.4BN testosterone replacement therapy market $7.5 million registered offering completed in May 2016 FY 2016 Results : Net revenues of $2.6 million; 10x growth over FY 2015 $8.1M in cash 3 marketed, FDA - approved urology products acquired in less than 11 months Commercial infrastructure scaled and launched Natesto launch successfully underway with nationwide urology - centric sales force

Complementary Urology Products and Pipeline

Just Launched in the U.S. – July 25, 2016

Natesto testosterone nasal gel

- Only FDA-approved, nasally-administered testosterone; indicated for **hypogonadism**[1]
- Approved for use **WITHOUT black box warning** related to testosterone transference

Established, Revenue-Generating Products

ProstaScint (Capromab Pendetide)

- FDA-approved imaging agent for **prostate cancer** detection and staging[2]:
  - Newly diagnosed patients at higher risk for pelvic lymph node disease
  - Patients with suspected recurrent disease

PRIMSOL solution trimethoprim hydrochloride oral solution 50 mg/5 mL

- Only FDA-approved trimethoprim oral solution; indicated for **urinary tract infections**[3]
  - Appropriate for patients with 'sulfa' allergies in non-pill formulation
  - Significant prescribing by urologists despite no promotion

Late-Stage Diagnostic Asset for Male Infertility

MiOXSYS

- CE Marked *in vitro* diagnostic device for **male infertility**[4], Single FDA study pending
- Initial ex-U.S. revenues ramping; devices placed at leading infertility and andrology centers around the world including Cleveland Clinic

1. Natesto Prescribing Information. 2. ProstaScint Prescribing Information. 3. Primsol Prescribing Information. 4. MiOXSYS Instructions for Use and Clinical Study Summary.

AYTU BioScience

6

Natesto®: Launching the only FDA - approved, nasally - administered testosterone replacement therapy

Testosterone Market Opportunity

Significant Market Need

- **More than $2BN in annual product class revenues**
  - U.S. Testosterone Replacement Therapy (TRT) market expected to grow to over **$5BN by 2017**[1]
- Current topical treatments (AndroGel®, Axiron®) have **BLACK BOX WARNING** related to transference of TRT, causing androgen/male-trait enhancing side effects in women (hair growth, male pattern baldness, etc.)[2-3]
- Decrease in branded promotion in TRT category, yet substantial treatment needs remain[4]
  - **Substantially reduced direct-to-consumer advertising** related to FDA statements[5]

Market Size ($U.S. - 2013)

$2.4 Billion

Prevalence (U.S. Men)

13 Million

1. Annual testosterone drug revenue in the U.S. in 2013 and 2018 (in billion U.S. dollars). Statista: The Statistics Portal. Accessed at http://www.statista.com/statistics/320301/predicted-annual-testosterone-drug-revenues-in-the-us/. 2. AndroGel Prescribing Information. 3. Axiron Prescribing Information. 4. Tartavoulle TM, Porche DJ. Low Testosterone. Journal for Nurse Practitioners. 2012;(8): 778-786 Accessed at http://www.medscape.com/viewarticle/775165_3. 5. Wasserman E. AndroGel. The top 10 patent losses of 2015. FirecPharma. October 16, 2014.

Natesto
testosterone nasal gel

8

Natesto (testosterone) nasal gel

FDA-Approved Testosterone

- **Uniquely-delivered,** strongly patented TRT with multiple advantages over competitors[1-3]
  - Only nasally-administered TRT
  - Unique, low-dose of testosterone
  - No **BLACK BOX WARNING** associated with transference of testosterone
  - Discreet product presentation and ease of transport
- Natesto is an androgen indicated for replacement therapy in adult males for conditions associated with a deficiency or absence of endogenous testosterone including[1-2]:
  - Primary hypogonadism
  - Hypogonadotropic hypogonadism
- More discreet, easy-to-administer than other TRTs with <u>**no risk of transference**</u> to partner; No painful subcutaneous or IM injection[2]



TRT IN SECONDS...

BECAUSE HIS DAY CAN'T WAIT


TSA-compliant, travel-sized dispenser

Natesto
testosterone nasal gel

1. Natesto Prescribing Information. 2. Natesto.com. 3. FDA Approved Drug Products. Accessed at https://www.accessdata.fda.gov/scripts/cder/drugsatfda/index.cfm?fuseaction=Search.DrugDetails

9

Natesto: Proven Effective 2-3 Times Daily with No Risk of Transference

- In the pivotal clinical trial studying the safety and efficacy of Natesto, which was conducted at 39 U.S. outpatient sites it was shown at day 90[1]:
  - 70% of the per protocol patients in the B.I.D. 'titration arm' (n=141) achieved normal testosterone levels.
  - 91% percent of the per protocol patients in the T.I.D. group (n=77) achieved normal testosterone levels
- The majority of men in both Natesto treatment groups achieved **normalization of testosterone** levels, with a low incidence of rising PSA levels[1-2].

Figure 3 Plot of 24-h total testosterone concentration-time curves by treatment regimen and time point at Day 90 in the intent-to-treat population. Data are shown for the b.i.d. dosing (*n* = 141) (A), and the t.i.d. dosing (*n* = 77) (B).



(A)
Mean (SD) serum total testosterone concentration (ng/dL)
1500
1200
900
600
300
0
0 2 4 6 8 10 12 14 16 18 20 22 24
Time (h)
(B)
Mean (SD) serum total testosterone concentration (ng/dL)
1500
1200
900
600
300
0
0 2 4 6 8 10 12 14 16 18 20 22 24
Time (h)

1. Rogol AD, Tkachenko N, Bryson N. Natesto, a novel testosterone nasal gel, normalizes androgen levels in hypogonadal men. Andrology. 2016, 4: 46-54. 2. Natesto Prescribing Information.

Natesto testosterone nasal gel

10

Natesto: TRT in Seconds

- **Natesto will be positioned for active men with hypogonadism between 45 – 64 years of age for whom convenience, discretion, and quick use of a TRT is important.**
  - Natesto is easy, quick to apply, and doesn't add to the busy morning (or evening) routine – or complicate a man's unpredictable travel or work schedule[1-2]
  - Other TRTs involve time-consuming, indiscreet application of gels (AndroGel®, Fortesta®) or solutions (Axiron®) that involve covering large areas of the body – or involve in-office procedures with regular injections that can cause side effects (Testopel®)[3-5]
- **Natesto gives men confidence in increasing their testosterone levels without the concerns associated with transferring to their female partners during intimacy – while mimicking the man's natural T production**[2]

TRT IN SECONDS...

BECAUSE HIS DAY CAN'T WAIT

Natesto
testosterone nasal gel

1. Natesto Prescribing Information. 2. Natesto.com. 3. AndroGel Prescribing Information. 4. Axiron Prescribing Information. 5. Testopel Prescribing Information.

11

Natesto Offers Significant Clinical Advantages Over Market - Leading Androgel® 1 - 2 12 70% of men in the Natesto pivotal trial said they would switch from their current TRT to treatment with Natesto. 3 1. Natesto Prescribing Information. 2. Androgel Prescribing Information. 3. Patient Market Research. Post Phase III trial survey results. January 2014.

Natesto is well positioned to gain significant market share in the U.S. TRT market 13 Growing TRT market No ‘low cost’ topical TRT options Dramatically reduced competitive promotion – No “P1” details Limited direct - to - consumer advertising Rising out - of - pocket costs for branded products

Projected 5% Market Penetration of the $2.4BN U.S. Testosterone Market = $120,000,000 in Annual Sales Total $2.4BN U.S. Market (1) 5% Market Share 14 5% Market Share: $120,000,000 in Annual Sales 1. Annual testosterone drug revenue in the U.S. in 2013 and 2018 (in billion U.S. dollars). Statista: The Statistics Portal. Ac cessed at http://www.statista.com/statistics/320301/predicted - annual - testosterone - drug - revenues - in - the - us/.

Natesto New Prescriptions ( NRx ) have Grown Every Week Since Aytu’s July 25 th Launch 6 Consecutive Weeks of NRx Growth Since Launch 15 • Consistent weekly Rx growth since field promotion began • Growing co - pay coupon redemptions – increase of 50% (current 2 weeks over previous 2 weeks) • Assure Rx pharmacy program implemented in all sales territories

ProstaScint: FDA - approved, prostate cancer biologic imaging agent

ProstaScint® (capromab pendetide)

FDA-Approved Prostate Biologic

- **First-in-class,** proprietary monoclonal antibody imaging agent[1]
  - **Only FDA-approved** prostate-specific imaging agent
  - Binds glycoprotein expressed by prostate epithelium – Prostate Specific Membrane Antigen (PSMA)
- Enables accurate staging and **guides appropriate treatment**, with emphasis on[2]:
  - High-risk, newly diagnosed – to identify organ confined disease
  - Treatment failures post-curative intent – to identify candidates for localized therapy
- Generating revenues despite **minimal promotion** since 2012; opportunity to regain Rxs in light of improved imaging technology, promotion, & ex-US market entries

ACS Prostate Cancer

American Cancer Society®

EARLY DETECTION, DIAGNOSIS, AND STAGING TOPICS[2]

ProstaScint™ scan

Like the bone scan, the ProstaScint scan uses an injection of low-level radioactive material to find cancer that has spread beyond the prostate. Both tests look for areas of the body where the radioactive material collects, but they work in different ways.

ProstaScint®
(Capromab Pendetide)

1. ProstaScint Prescribing Information
2. American Cancer Society. Early Detection, Diagnosis, and Staging Topics. Accessed at www.cancer.org/cancer/prostatecancer/detailedguide/prostate-cancer/diagnosis.

AYTU BioScience

17

ProstaScint’s Clinical Performance: Significantly Improved since FDA Approval 18 • Fused SPECT - CT imaging improves accuracy, sensitivity, and positive predictive value (PPV) of ProstaScint. • Fused technology/imaging not employed at time of FDA clearance but routinely employed today >95% Accuracy, Sensitivity, and Positive Predictive Value

Primsol: The only FDA - approved trimethoprim - only oral solution

Primsol® Solution (trimethoprim HCl oral solution)

Oral Solution for Urinary Tract Infections

- Second **revenue-generating** product in portfolio with established prescriber base
  - Pediatric co-promotion in place
- Opportunity for growth with **re-positioning to urologists** for urinary tract infections (UTIs)[1]
  - 8.3 million office visits annually
  - Ideal for elderly patients who have difficulty swallowing or are allergic to 'sulfa'
- Only FDA-approved liquid formulation of trimethoprim[2]
  - **Standard of care** antibiotic for treating uncomplicated urinary tract infections (UTIs) in novel formulation without sulfamethoxazole
- Well **established therapy** in current treatment guidelines[1]
  - ~26% of prescriptions for UTIs without commercial promotion[2]

U.S. Sales

Generating consistent Rxs with limited sales promotion and minimal commercial support

PRIMSOL® solution
trimethoprim hydrochloride oral solution 50 mg/5 mL

1. Mehnert-Kay S. Diagnosis and Management of Uncomplicated Urinary Tract Infections. Am Fam Physician. 2005 Aug 1;72(3):451-456. 2. Medi-Span. PriceRx. 2016 Edition. Accessed via subscription at https://pricerx.medispan.com/ProductName.aspx.

AYTU BioScience

20

Strong Year - over - Year and FY 2016 Quarterly Net Revenue Growth – prior to Natesto launching $262,000 $2,563,000 $0 $500,000 $1,000,000 $1,500,000 $2,000,000 $2,500,000 $3,000,000 $3,500,000 FY 2015 FY 2016 Robust Year - over - Year Net Sales Growth $469,000 $669,000 $937,000 $0 $200,000 $400,000 $600,000 $800,000 $1,000,000 $1,200,000 Q2 FY 16 Q3 FY 16 Q4 FY 16 Consistent & Rapid Quarterly Sales Growth throughout FY 16 21

MiOXSYS: First - in - class male infertility diagnostic system

MiOXSYS™: Rapid Testing for Male Infertility

First-in-Class *In Vitro* Diagnostic Device

- **CE Marked**; Rapid IVD test available for in-office testing to screen for infertility[1]
  - Measures oxidative stress, which is broadly implicated in idiopathic male infertility
  - Current testing requires high-cost equipment, intensive training, and is time consuming
- U.S. clinical and **regulatory pathways are short and well defined (510k de novo)**
  - 6 prominent US study sites engaged
- **Razor-razorblade commercial model** with recurrent revenues from disposable sensors
- **Clinical studies conducted with Cleveland Clinic and leading male infertility centers**[3]

Oxidative Stress -> Infertility

40-50% of all infertility cases caused by **male factor infertility, frequently of unknown cause**[2]

miOXSYS™





1. Mioxsys.com. 2. For Patients: What is Male Infertility? Society for the Study of Male Reproduction. Accessed athttp://ssmr.org/patients/male-infertility.aspx. 3. Hamada A, Esteves SC, Agarwal A: Unexplained male infertility: potential causes and management. Hum Androl. 2011, 1: 2-16. 10.1097/01.XHA.0000397686.82729.09.

AYTU BioScience

23

Commercially-Focused Management Team with a History of Growing Commercial Organizations

Josh Disbrow – Chairman & CEO

- Former VP of Commercial Operations at Arbor Pharmaceuticals where revenues grew from zero to over $127MM in <4 years
- Previous COO of Ampio Pharmaceuticals/CEO of Luoxis, a specialty biotechnology company
- Progressive commercial roles at LipoScience, Cyberonics, and GlaxoSmithKline

Jarrett Disbrow – COO

- Founder and original President/CEO of Arbor Pharmaceuticals where revenues grew from zero to over $127MM in <4 years
- Former CEO of Vyrix Pharmaceuticals, a specialty pharmaceutical company focused on male sexual dysfunction
- Progressive commercial roles at Accentia Pharmaceuticals, GlaxoSmithKline

Gregory Gould, CPA – CFO

- Former CFO of publicly traded life science companies: SeraCare Life Sciences, Atrix Laboratories, and Colorado MedTech
- Significant transactional experience in M&A, product acquisition, divestiture, and licensing across pharma and diagnostics, including the sale of Atrix Laboratories to QLT Pharma for over $800MM

Jonathan McGrael, MS – VP of Commercial Ops

- Former Director of Sales at Arbor Pharmaceuticals; Significant history building Arbor with current Aytu management
- Commercial leader who built commercial organization from 12 to over 400 employees in a five-year period
- Progressive experience in sales, sales management, and marketing at TAP Pharmaceuticals (now Takeda)

Douglas Miller, PhD – VP of Technical Ops

- Co-founded Otologics LLC to commercialize an electronic implantable medical device that he co-developed while leading clinical research at Washington University School of Medicine; 25 years in medical device, diagnostics, and therapeutics R&D and clinical affairs
- Former Senior Research Engineer at Cochlear Ltd., the world's leading cochlear implant manufacturer, where he directed all external research for the North American division

24

Capitalization as of September 30, 2016 Common Shares 5,110,591 62.64% Options Issued 1 762,217 9.34% Warrants Outstanding 2 2,286,545 28.02% Fully Diluted Shares 8,159,353 100% 25 1 Weighted average exercise price $3.52 2 Weighted average exercise price $6.11

Summary Financials 12 Months Ended June 30, 2016 Revenue $ 2,563,000 Operating Expenses: Cost of Sales 957,000 Sales, General & Administrative 8,825,000 Research & Development Impairment of Intangible Assets Amortization of Intangible Assets 6,320,000 7,500,000 665,000 Total Operating Expenses 24,267,000 Operating Income (Loss) (21,704,000) Interest & Other Expense, net (6,476,000) Net Income (Loss) $ (28,180,000) 26

Summary Financials As of Pro Forma As June 30, 2016 Adjusted 1 Cash & Cash Equivalents $ 8,054,000 $ 8,686,000 Working Capital $ 16,000 $ 1,157,000 Total Assets $ 14,223,000 $ 14,854,000 Total Liabilities $ 14,258,000 $ 13,748,000 Total Shareholders’ Equity $ 10,085,000 $ 14,457,000 27 1 Adjust for sale of stock to Lincoln Park Capital, Executive and Director Restricted Stock and Executive bonus shares

Potential Aytu Value Drivers

✓ **Initial Growth & Value Opportunity**

- **Successfully launch Natesto in the U.S.**
  - Built out full commercial infrastructure
  - August 2016 launch successfully underway
- **Continue to grow sales of ProstaScint & Primsol**
  - Reclaim historical prescribing and grow ProstaScint
  - Ex-U.S. partnering & Allegis U.S. Primsol partnership
- **Acquire additional revenue-generating urology products**

✓ **Upside Value Opportunities**

- **Efficiently develop and launch MiOXSYS in U.S.**
  - Leverage large, growing market opportunity with support from world's leading centers in male infertility
  - Complete US clinical and regulatory development – launch in 2017
- **Acquire promising urology late-stage pipeline assets**

AYTU BioScience

28